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                                                                      Exhibit 4g

                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT (this "Agreement") is dated as of December 10, 1998 between Nevada Energy Company, Inc. (the "Company") and Michael Kassouff.

                                    RECITALS

         A. Pursuant to Section 1129 under Chapter 11 of Title 11 of the United States Code, the Bankruptcy Code, a plan of reorganization of the Company (the "Plan") was confirmed on September 15, 1998 by Order of the United States Bankruptcy Court for the District of Nevada, Case No. BK-97-30265-BMG.

         B. As set forth in the Company's Second Amended Disclosure Statement Pursuant to 11 U.S.C. Section 1125 (the "Disclosure Statement"), which Disclosure Statement was submitted to all creditors and shareholders of the Company in connection with acceptance or rejection of the Plan, upon confirmation of the Plan, directors of the Company are to receive compensation in the form of, among other things, options to purchase 2,500 shares of Class A Common Stock of the Company per director per quarter at $0.10 per share.

         C. Michael Kassouff was a director of the Company as of the date of confirmation of the Plan and continues to serve in that capacity.

         NOW, THEREFORE, in consideration of the premises, obligations and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions.

                  As used herein, the following terms have the following respective meanings. Capitalized terms not defined in this Section 1 shall have the meanings assigned to them elsewhere in this Agreement.

         a. "Stock" means the Class A Common Stock of the Company, par value $.001 per share.

         b. "Director's Shares" means the shares of Stock that Director acquires by exercising the Option.

         c.                "Code" means the Internal Revenue Code of 1986, as
                  amended.
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         d.                "Securities Act" means the Securities Act of 1933, as
                  amended.


2.       Grant of Options.

         a. For the quarter beginning September 1998 and ending December 1998 the Company hereby grants to Director the right and option to purchase all or any part of 2,500 shares of Stock subject to, and in accordance with, the terms and conditions set forth herein (the "Option").

         b. The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

         c. The Company shall take such action as is necessary to reserve a sufficient number of shares of Stock for issuance upon exercise of the Option.

3.       Purchase Price.

                  The purchase price per share at which Director shall be entitled to purchase shares of Stock upon exercise of the Option shall be $0.10 per share.

4.       Duration of Option.

                  The Option shall be exercisable to the extent and in the manner provided herein for a period of twenty-four months (24) months from the date of this Agreement.

5.       Manner of Exercisability and Payment.

         5.1 Subject to the terms and conditions of this Agreement, the Option may be exercised in whole at any time, or in part from time to time, by delivery of written notice to the Company at its principal executive office. Such notice shall state the number of shares in respect of which the Option is being exercised and shall be signed by Director. If requested by the Company, Director shall deliver this Agreement to the Company for endorsement thereon a notation of such exercise.

         5.2 The notice of exercise described in Section 5.1 hereof shall be accompanied by the full purchase price for the shares in respect of which the Option is being exercised, in cash or by check.

         5.3 Upon receipt of notice of exercise and full payment for the shares in respect of which the Option is being exercised. the Company shall take such action as may be
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necessary to effect the transfer to Director of the number of shares as to which such exercise was effective.

         5.4 Director shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any shares subject to the Option until
(i) the Option shall have been exercised pursuant to the terms of this Agreement and Director shall have paid the full purchase price for the number of shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered to Director certificates evidencing the shares, and (iii) Director's name shall have been entered as a stockholder of record on the books of the Company, whereupon Director shall have full voting and other ownership rights with respect to such shares.

6.       Nontransferability.

         6.1 The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Director, the Option shall be exercisable only by Director. Director's Shares may be transferred freely upon registration under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

7.       Effect of Liquidation, Dissolution, Reorganization, Consolidation or
         Merger.

         7.1. Subject to the terms and conditions of this Agreement, upon the effective date of the liquidation or dissolution of the Company, the Option shall continue in effect in accordance with its terms and Director shall be entitled to receive in respect of all shares subject to the Option, upon exercise of the Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of shares was entitled to receive in such transaction.

         7.2. If there shall be any capital reorganization, or consolidation, or merger of the Company with any other entity, or any sale of all or substantially all of the Company's property and assets to any other entity, Company shall take appropriate action to enable Director to receive upon any subsequent exercise of such Option, in whole or in part, in lieu of any common shares of the Company, the share or shares, securities, interest or interests, or other assets as were issuable or payable upon such reorganization, consolidation, merger, or sale in respect of or in exchange for such commons shares.

8.       Representations and Warranties of the Company.

                  The Company hereby represents and warrants to Director that:

         a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.
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         b.            The Company has the requisite power and authority to
                  enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Company and no other corporate approval or authorization or other action on the part of the Company is necessary in order to permit the Company to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

         c. Shares of Stock, when issued, delivered and paid for upon exercise of any Option as described in this Agreement will be validly issued, fully paid and non-assessable.

9.       Representations and Warranties of Director.

                  Director hereby represents and warrants to the Company that Director is acquiring the Option and any Stock acquired by him pursuant to the exercise of the Option for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention to distribute or sell the Stock.

10.      Stock Legend.

                  Each certificate representing Stock initially issued upon exercise of an Option, unless at the time of the exercise the Company has completed an initial public offering of its Common Stock and the sale of shares to Director pursuant to the exercise of the Option has been registered under the Securities Act, shall bear the following legend:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR IN A MANNER EXEMPT FROM REGISTRATION UNDER SUCH ACT. IN ADDITION, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN A STOCK OPTION AGREEMENT DATED DECEMBER __, 1998 BETWEEN MICHAEL KASSOUFF AND NEVADA ENERGY COMPANY, INC. NO TRANSFER OF THESE SECURITIES SHALL BE
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                  EFFECTIVE UNTIL ALL SUCH CONDITIONS HAVE BEEN FULFILLED.

Certificates issued upon the transfer of any such shares of Common Stock shall also bear this legend, unless the Company shall have waived the requirement of such legend.

11.      Notices.

                  All notices or other communications which may be or are required to be given, served or sent by a party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

If to the Company:

         NEVADA ENERGY COMPANY,  INC.
         321 West Lake Lansing Road
         Asher Court, Suite 100
         East Lansing, MI 48823
         Attention: Richard A. Cascarilla, President

If to Director:

         Michael Kassouff
         6421 W. Sam Houston Parkway N.
         Houston, TX 77041

or to such other address as may be provided in writing by party to the other parties.

12.      Modification of Agreement.

                  This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
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13.      Severability.

                  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.      Governing Law.

                  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

15.      Successors in Interest.

                  This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of Director's legal representatives. All obligations imposed upon Director and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon Director's heirs, executors, administrators and successors.

16.      Headings.

                  Headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

17.      Counterparts.

                  This Agreement may be executed in ore or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



                            [EXECUTION PAGE FOLLOWS]
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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            COMPANY:

                                            NEVADA ENERGY COMPANY, INC.


                                              /s/ Richard Cascarilla
                                            -----------------------------------
                                            By: Richard A. Cascarilla
                                            Title: President


                                            OPTIONEE:


                                              /s/ Michael Kassouff
                                            -----------------------------------
                                            Michael Kassouff